Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-204759, 333-204758, 333-167525, 333-125770, and 333-65556 on Form S-8 of our reports dated February 28, 2020, relating to the financial statements of Alliance Data Systems Corporation and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s adoption of new accounting standards and an emphasis of matter paragraph regarding the discontinued operations presentation), and the effectiveness of Alliance Data Systems Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance Data Systems Corporation for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 28, 2020